SECOND AMENDMENT

TO

WILD OATS MARKETS, INC.

1996 EQUITY INCENTIVE PLAN

On August 19, 1996, the Board of Directors of Wild Oats Markets, Inc. (the "Company") adopted the Wild Oats Markets, Inc. 1996 Equity Incentive Plan (the "Plan") under which the Company may, from time to time, issue options exercisable for shares of the Common Stock, stock bonuses and rights to purchase restricted Common Stock of the Company.

RECITALS

A. The Board of Directors of the Company resolved on February 3, 2000 to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan, by 1,560,000 shares.

B. Shareholder approval to amend the Plan by increasing by 1,560,000 the number of shares of the Company's Common Stock reserved for issuance under the Plan was requested and given at the Shareholders Annual Meeting on May 5, 2000.

AMENDMENT

1. Section 4(a) of the Plan is hereby amended by deleting the existing Section 4(a), as previously amended, in its entirety and replacing it with the following Section 4(a):

(a) Subject to the provisions of Section 12 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 4,650,221 shares of Common Stock (including previously reserved shares). If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of Restricted Stock), the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

2. The foregoing amendment is effective as of May 5, 2000.

3. Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

WILD OATS MARKETS, INC.

By:  /s/ Mary Beth Lewis

 Title: Secretary

 Date: May 5, 2000